Exhibit 99.1

Piedmont Office Realty Trust Expands Board with Appointment of Mary Hager

Atlanta, December 14, 2022 – Piedmont Office Realty Trust, Inc. (NYSE:PDM) announced today the appointment of Mary Hager, Executive Director at global real estate investment management firm, Greystar, to its Board of Directors. With Hager’s appointment, Piedmont’s board of directors now consists of nine total members.

At Greystar, Ms. Hager co-leads the Greystar-Thackeray business as well as Greystar’s commercial real estate businesses and serves on the Greystar Global Investment Committee and Greystar Executive Committee.

Prior to joining Greystar in 2021, Ms. Hager was the Co-CEO and co-founder of Thackeray Partners, a diversified private real estate company based in Dallas, TX. Since its inception in 2005, Thackeray Partners sponsored five private equity funds where Ms. Hager was responsible for overall strategy, partner communications, deal sourcing, asset management, and fund administration. Prior to founding Thackeray Partners, Ms. Hager was with Trammell Crow Company and other Crow-affiliated entities for sixteen years working in a variety of roles.

Ms. Hager is a member of the Urban Land Institute, where she currently serves on the Board and is Chairman of the Investment Committee for the ULI Foundation. She is also a past Americas Global Governing Trustee and a past Chair of a national small-scale development product council.

About Piedmont:

Piedmont Office Realty Trust, Inc. (NYSE: PDM) is an owner, manager, developer, redeveloper, and operator of high-quality, Class A office properties located primarily in the Sunbelt. Its approximately $5 billion portfolio is currently comprised of approximately 17 million square feet. The Company is a fully integrated, self-managed real estate investment trust (REIT) with local management offices in each of its markets and is investment-grade rated by S&P Global Ratings (BBB) and Moody’s (Baa2). Piedmont is a 2022 ENERGY STAR Partner of the Year. For more information, see www.piedmontreit.com.

Contact: Eddie Guilbert
Company: Piedmont Office Realty Trust
Phone: 770 418 8800
Email: Investor.relations@Piedmontreit.com